EXHIBIT 99.1

Gasco
-----
Energy



For Release at 4:30 PM EST on Tuesday, March 4, 2008

                    GASCO ENERGY ANNOUNCES FOURTH QUARTER AND
                         YEAR-END 2007 FINANCIAL RESULTS

DENVER - March 4, 2008 /PRNewswire-FirstCall/ -- Gasco Energy (Amex: GSX) today announced financial and operating results for the fourth quarter and full-year ended December 31, 2007.

Full-year 2007 Financial Results

For the year-ended December 31, 2007, Gasco reported a net loss attributable to common shareholders of $104.4 million, or $1.12 per share, as compared to a net loss in 2006 of $55.8 million, or $0.65 per share. All per-share figures are basic and diluted. Included in the full-year 2007 and 2006 operating expenses are non-cash charges of $97 million and $51 million, respectively. The respective charges are related to impairments to the carrying value of oil and gas properties that were incurred during 2007 and 2006. Net loss in 2007 before the impairment charge, a non-GAAP measure, was $7.4 million or $0.08 per share, as compared to a net loss before the impairment charge of $4.8 million, or $0.06 per share during the same period in 2006.

Total revenues declined by 14% to $22.2 million, as compared to $25.7 million in 2006. Oil and gas sales for 2007 were $19.1 million as compared to $21 million for the same period in 2006. The decrease in total revenues and in oil and gas sales during 2006 is attributed mainly to lower prices received for sales of the Company's natural gas volumes, despite higher volumes produced in 2007. Gathering revenues from Gasco's midstream assets were unchanged year-over-year at $1.9 million. For the full year, average prices received for Gasco's natural gas and liquids were $4.19 per thousand cubic feet of natural gas (Mcf) and $56.38 per barrel of liquid hydrocarbons. This compares to $5.38 per Mcf and $54.86 per barrel for 2006.

Gasco's total assets at year-end were $122.5 million, down from $165.5 million at year-end 2006. The decline in total assets is attributed to the previously referenced impairment charge. Net cash provided by operating activities for 2007 was a Company-record $11.6 million as compared to $9.4 million in 2006 and an increase of 23%. Cash and investments were $1.8 million at December 31, 2007. Also at December 31, 2007, the Company had $9 million drawn on its $250 million reserve-based revolving line of credit with JPMorgan, of which $40 million was currently available for borrowing capacity. The bank is currently conducting its semi-annual borrowing base re-determination. Given the year-over-year growth in the Company's reserves, management expects that the re-determination should result in an increase in borrowing capacity.

Unit Cost Comparisons - LOE / DD&A / G&A

Lease operating expense (LOE) for the year increased to $3.9 million from $3.5 million in the same period in 2006. On a per-unit basis, LOE was unchanged at $0.92 per thousand cubic feet of natural gas equivalent (Mcfe) for both periods.

Depletion, depreciation and amortization (DD&A) was $9.8 million for the full-year 2007, as compared to $10.9 million for the same period in 2006. On a per-unit basis, DD&A declined to $2.29 per Mcfe from $2.85 in the 2006 period.

The Company reported general and administrative expense (G&A) of $9 million in 2007 versus $9.4 million in the same period in 2006. On a per-unit basis, total G&A for 2007 was $2.12 per Mcfe as compared to $2.47 per Mcfe for the same period in 2006. G&A expense for 2007 includes $3.1 million of non-cash, stock-based compensation expense, or, on a per-unit basis, $0.72 per Mcfe, as compared to the 2006 total of $4.2 million, or $1.08 per Mcfe. Gathering operations expense declined to $2.5 million from $ 2.7 million in 2006.

Fourth Quarter 2007 Financial Results

For the quarter-ended December 31, 2007, Gasco reported a net loss of $2.8 million, or $0.03 per share, as compared to a net loss in 2006 of $1.8 million, or $0.02 per share. Total revenues were $5.6 million, as compared to $6.6 million in 2006. The decrease in total revenue is attributed to lower prices received for sales of the Company's natural gas, offset by increased natural gas production. Oil and gas sales for the fourth quarter 2007 were $5 million as compared to $5.6 million for the same period in 2006. For the fourth quarter of 2007, the average price received for sales of Gasco's natural gas and liquid hydrocarbons was $4.00 per Mcf and $71.49 per barrel of liquids. This compares to $4.96 per Mcf and $46.55 per barrel for the same period in 2006.

Brek Acquisition

Gasco closed the acquisition of Brek Energy in December 2007. In the transaction, Gasco acquired approximately 17,000 net acres in Utah's Uinta Basin and approximately 7,200 net acres in the Greater Green River Basin in Wyoming, with associated proved reserves of approximately 10 billion cubic feet of natural gas equivalent. For consideration, Gasco issued 10,999,868 shares of its common stock to the shareholders of Brek. For accounting purposes the acquisition was valued $30,749,300 based on a price of Gasco common stock of $2.76 per share, which was the price at the time the merger agreement was signed in 2006. All of the acreage acquired in the transaction was acreage in which Gasco maintained a working interest. Management expects the acquisition to simplify the overall acreage portfolio for Gasco. The Company expects to incur no additional overhead expenses as a result of the acquisition. Gasco currently owns or controls 296,874 gross and 188,817 net acres in Utah, Wyoming, Nevada and California. Utah constitutes 124,547 gross and 92,463 net acres of the leasehold portfolio.

Record Quarterly and Annual Production

Estimated cumulative net production for the quarter-ended December 31, 2007 was 1,111 million cubic feet equivalent (MMcfe), as compared to 1,106 MMcfe in the year-ago period. Estimated cumulative net production for the year-ended December 31, 2007 was 4,261 MMcfe, an increase of 12% over full-year 2006 net production of 3,817 MMcfe. Included in the full-year 2007 equivalent calculation is 41,454 barrels of liquid hydrocarbons, a 91% increase over 2006 liquids volumes of 21,646 barrels. Net production increases are attributed to the completion of new wells and completion of back-logged wells which are partially offset by normal production declines in existing wells. The Riverbend Project constitutes approximately 100% of Gasco's gross and net production. Gasco now has an interest in 117 gross and 75 net wells in the Riverbend Project, of which it operates 107 producing wells and five new wells awaiting initial completion.

Risk Management Program

As part of its risk management program, Gasco has entered into derivative instruments for certain volumes in order to mitigate commodity price risk and volatility. These hedged volumes ensure predictable cash flow at prices above the economic threshold for the Riverbend Project. Less than 60% of Gasco's current net production volumes are hedged.

Gasco's swap agreements for 2008 and 2009 are summarized in the table below:

----------------------- ------------------ ------------------------ -------------------------- -----------------------
                                                                           Fixed Price           Floating Price (a)
    Agreement Type            Term                Quantity             Counterparty payer           Gasco payer
----------------------- ------------------ ------------------------ -------------------------- -----------------------
Swap                    1/08 - 12/08       3,000 Mmbtu/day                 $6.11/Mmbtu                NW Rockies
----------------------- ------------------ ------------------------ -------------------------- -----------------------
Swap                    2/08 - 12/08       2,000 Mmbtu/day                 $6.91/Mmbtu                NW Rockies
----------------------- ------------------ ------------------------ -------------------------- -----------------------
Swap                    1/09 - 12/09       3,000 Mmbtu/day                 $7.025/Mmbtu               NW Rockies
----------------------- ------------------ ------------------------ -------------------------- -----------------------
Swap                    1/09 - 12/09       3,000 Mmbtu/day                 $7.015/Mmbtu               NW Rockies
----------------------- ------------------ ------------------------ -------------------------- -----------------------

 Gasco's costless collar agreements for 2008 and 2009 are summarized in the table below:

-------------------- ---------------------- --------------------- ---------------- ----------------------- ----------------
                                                                                         Call Price
  Agreement Type                                                       Index         Counterparty buyer       Put Price
                             Term                 Quantity           Price (b)                               Gasco buyer
-------------------- ---------------------- --------------------- ---------------- ----------------------- ----------------
Costless collar      2/08 - 12/08           3,000 Mmbtu/day       NW Rockies          $6.90/Mmbtu             $6.00/Mmbtu
-------------------- ---------------------- --------------------- ---------------- ----------------------- ----------------
Costless collar      1/09 - 12/09           3,000 Mmbtu/day       NW Rockies          $7.50/Mmbtu             $6.50/Mmbtu
-------------------- ---------------------- --------------------- ---------------- ----------------------- ----------------


         (a) Contract was initiated in December 2007 and is included in the accompanying financial statements as derivative instruments at fair market value as a liability of $343,759.

(b) Northwest Pipeline Rocky Mountains - Inside FERC first of month index price.

Subsequent Events

     o Mancos Dakota Test: Gasco is mobilizing a rig to begin drilling a well to test the productive potential of the Mancos and deeper Dakota formations to a proposed total depth of 16,500 feet. The well, located in Gasco's Gate Canyon unit, is approximately three miles to the east of a recent deep-gas test drilled with apparent success by Petro-Canada. Gasco will operate the Gate Canyon 23-16 with a 25% working interest. The remaining 75% working interest is held by a large, unaffiliated exploration and production company with significant leasehold in the Uinta Basin. The well is scheduled to spud in early March 2008.

     o Operations Update: In the first two months of 2008, Gasco reached total depth on two Upper Mancos wells and spud four Upper Mancos wells. It is important to note that all of the Upper Mancos wells drilled so far have experienced correlated silty intervals featuring very similar net pay counts in the shale and a large number of open fractures. Initial completion activities have commenced on three Blackhawk wells. Five recompletions were finished to complete behind-pipe pay zones. Gasco has a backlog of six wells awaiting initial completions including one Spring Canyon Blackhawk well and five Upper Mancos wells. The initial completions of the Upper Mancos wells are scheduled for March and into the second quarter of 2008. At present there are two Mancos wells on production and their performance is consistent with our previously disclosed expectations.

     o Production: Currently no curtailments are affecting natural gas volumes in the Uinta Basin. From time-to-time seasonal issues such as freeze offs and hydrocarbon dew point issues may impair production rates.

     o California Farmout: Gasco is evaluating with its partners a San Joaquin Basin heavy oil prospect that has an estimated 200 million barrels of unrisked oil potential. Gasco is receiving a prospect fee and has a carried interest for 33% on two wells, each testing a separate fault block. If both wells are not drilled, the entire prospect is returned to Gasco. The prospect is seismically defined and is categorized as high-risk / high-reward exploration. Terms of the farmout specify that the first well must be spud by August 1, 2008.

     o Nevada: The Company continues to selectively add to its Nevada leasehold. Gasco currently owns 87,803 gross acres (41,893 net) prospective for both structural and regional shale resource plays.


Management Comment

Commenting on the financial and operating results, Gasco's President and CEO Mark Erickson said: "After what could only be called a tumultuous 2007 for many Rockies producers, we emerge relatively unscathed and in an opportune position in Gasco's lifecycle to capitalize on a revitalized Uinta Basin. Through financial discipline during 2007, we are positioned to fund our 2008 capital program out of cash flow and our revolving line of credit. We expect our 2008 cash flow from operations to be greater and more predictable than in 2007 due mainly to the hedged quantities of gas now in place. Larger operators are helping validate what we have contended for years is a large, multi-pay hydrocarbon system. The contribution to production and reserves from the emerging Mancos shale and Dakota formations, combined with improvements to drilling and completion efficiencies, are reducing the play's breakeven commodity price when compared to 2007. We contend that the project should be viewed as being much less economically sensitive to commodity prices than just one year ago. Our 2008 drilling program is designed to help further evaluate the productive potential of the Mancos and Dakota, in addition to expanding the current exploitation areas. We are also busy trying to validate reservoir characteristics that can lead to 20-acre spacing potential. It will take us years to evaluate and decades to fully develop our well positioned 90,000-net-acres in what we believe will be the fairway for future Uinta Basin development."

Teleconference Call

A conference call with investors, analysts and other interested parties is scheduled for 11:00 a.m. EST on Wednesday, March 5, 2008 to discuss fourth quarter and full-year 2007 financial and operating results.

    Date:                  Wednesday, March 5, 2008

    Time:         11:00 a.m. EST
                  10:00 a.m. CST
                   9:00 a.m. MST
                   8:00 a.m. PST

    Call:         (866) 392-4171 (US/Canada) and (706) 634-6345 (International),
                  Passcode: 36520987

    Internet:     Live and rebroadcast over the Internet:  log on to
                  http://www.gascoenergy.com or to
                  http://www.videonewswire.com/event.asp?id=46352


    Replay: Available through Sunday, March 9, 2008 at (800) 642-1687 (US/Canada) and (706) 645-9291 (International) using passcode 36520987 and for 30 days at http://www.gascoenergy.com

About Gasco Energy
Gasco Energy, Inc. is a Denver-based natural gas and oil exploitation and development company that focuses on natural-gas-rich prospects in the Rocky Mountain area of the United States. The Company currently is active in the Uinta Basin in Utah and controls acreage in the Greater Green River Basin of Wyoming. To learn more, visit http://www.gascoenergy.com.

Forward-looking Statements
Certain statements set forth in this press release relate to management's future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding Gasco's future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of Gasco, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause Gasco's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those Gasco expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company's cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; and other risks described under "Risk Factors" in Item 1. of the Company's 2007 filing on Form 10-K filed with the Securities and Exchange Commission on March 4, 2008.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044

         [Financial and Operational Tables Accompany this News Release]

     The notes accompanying the financial statements are an integral part of the consolidated financial statements and can be found in Gasco's filing on Form 10-K dated March 4, 2008.


                               GASCO ENERGY, INC.
                           CONSOLIDATED BALANCE SHEETS


                                                                        December 31,
                                                              -------------------------------------
                                                                 2007                  2006
ASSETS

CURRENT ASSETS
  Cash and cash equivalents                                       $1,843,425           $12,876,879
  Restricted investment                                                    -             3,575,000
  Short-term investments                                                   -             6,000,000
  Accounts receivable
    Joint interest billings                                        5,639,174             5,955,186
    Revenue                                                        3,872,959             3,081,850
  Inventory                                                        1,160,325             1,297,498
  Prepaid expenses                                                   327,030               644,490
                                                                 -----------            ----------
          Total                                                   12,842,913            33,430,903
                                                                 -----------            ----------
PROPERTY, PLANT AND EQUIPMENT, at cost
  Oil and gas properties (full cost method)
      Proved properties                                          215,273,593           159,407,481
      Unproved properties                                         41,644,348            12,538,067
  Wells in progress                                                1,058,727             5,215,252
  Gathering assets                                                15,708,353            12,703,346
  Facilities and equipment                                         9,680,010             8,492,632
  Furniture, fixtures and other                                      284,791               241,009
                                                                 -----------           -----------
           Total                                                 283,649,822           198,597,787
  Less accumulated depletion, depreciation, amortization
      and impairment                                           (175,973,720)          (68,945,779)
                                                               -------------          ------------
           Total                                                107,676,102           129,652,008
                                                                ------------          -----------
NON-CURRENT ASSETS
  Deposit                                                            139,500                     -
  Deferred financing costs                                         1,853,274             2,371,507
                                                                 -----------          ------------
                                                                   1,992,774             2,371,507
                                                                 -----------          ------------
TOTAL ASSETS                                                   $ 122,511,789         $ 165,454,418
                                                               =============         =============




             The notes accompanying the financial statements are an
                   integral part of the consolidated financial
                statements and can be found in Gasco's filing on
                         Form 10-K dated March 4, 2008.




                               GASCO ENERGY, INC.
                     CONSOLIDATED BALANCE SHEETS (continued)


                                                                                      December 31,
                                                                         --------------------------------------
                                                                              2007                    2006

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                                                        $ 13,206,767           $ 16,228,056
  Revenue payable                                                            1,477,268              1,678,427
  Advances from joint interest owners                                        5,718,234              2,955,376
  Derivative instruments                                                       343,759                      -
  Accrued interest                                                             844,094                844,102
  Accrued expenses                                                             583,000                595,000
                                                                           -----------            -----------
           Total                                                           22,173,122             22,300,961
                                                                           -----------            ----------

NONCURRENT LIABILITIES
   5.5% Convertible Senior Notes                                            65,000,000             65,000,000
   Long-term debt                                                            9,000,000                      -
   Asset retirement obligation                                               1,030,283                908,543
   Deferred rent expense                                                        60,593                 72,993
                                                                            ----------             ----------
       Total                                                                75,090,876             65,981,536
                                                                            ----------             ----------

COMMITMENTS AND CONTINGENCIES (NOTE 13)

STOCKHOLDERS' EQUITY
  Series B Convertible Preferred stock - $.001 par value;
     20,000 shares authorized; zero shares outstanding                              -                      -
  Common stock - $.0001 par value; 300,000,000 shares authorized;
     107,290,471 shares issued and 107,216,771 shares outstanding as of
     December 31, 2007; 86,173,715 shares issued and 86,100,015
     shares outstanding as of December 31, 2006                                 10,729                  8,617
  Additional paid-in-capital                                               215,094,271            162,646,592
  Accumulated deficit                                                    (189,726,914)           (85,352,993)
  Less cost of treasury stock of 73,700 common shares                        (130,295)              (130,295)
                                                                          ------------           ------------
           Total                                                           25,247,791              77,171,921
                                                                          ------------            -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                              $ 122,511,789           $ 165,454,418
                                                                        =============-          =============


             The notes accompanying the financial statements are an
                   integral part of the consolidated financial
                statements and can be found in Gasco's filing on
                         Form 10-K dated March 4, 2008.




                               GASCO ENERGY, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              For the Year Ended December 31,
                                                     ---------------------------------------------------
                                                                2007              2006              2005

REVENUES
  Gas                                                   $ 16,818,623      $ 19,851,663     $ 13,462,977
  Oil                                                      2,337,129         1,187,509          605,330
  Unrealized derivative loss                               (343,759)                 -                -
  Gathering                                                1,937,785         1,941,059        1,411,259
  Rental income                                            1,029,094                 -                -
  Interest income                                            419,334         2,694,719        1,383,859
                                                          ----------        ----------       ----------
          Total                                           22,198,206        25,674,950       16,863,425
                                                          ----------        ----------       ----------

OPERATING EXPENSES
  Lease operating                                          3,932,924         3,513,568          870,593
  Gathering operations                                     2,471,645         2,718,357        1,166,841
  Depletion, depreciation and amortization                 9,780,767        10,885,697        4,843,439
  Impairment                                              97,090,000        51,000,000                -
  General and administrative                               9,021,977         9,415,787        5,987,019
  Interest expense                                         4,274,814         3,959,308        4,033,168
                                                         -----------        ----------       ----------
           Total                                         126,572,127        81,492,717       16,901,060
                                                         -----------        ----------       ----------

NET LOSS                                               (104,373,921)      (55,817,767)         (37,635)

Preferred stock dividends                                         -            (1,393)         (33,347)
                                                       -------------      ------------        ---------
NET LOSS ATTRIBUTABLE TO COMMON
   STOCKHOLDERS                                      $ (104,373,921)    $ (55,819,160)        $(70,982)
                                                     ===============    ==============        =========

NET LOSS PER COMMON SHARE - BASIC AND DILUTED             $   (1.12)        $   (0.65)        $  (0.00)
                                                          ==========        ==========        =========
WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING - BASIC AND DILUTED                         93,504,982        85,383,306       72,152,977
                                                          ==========        ==========       ==========



             The notes accompanying the financial statements are an
             integral part of the consolidated financial statements
              and can be found in Gasco's filing on Form 10-K dated
                                 March 4, 2008.




                               GASCO ENERGY, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              For the Years Ended December 31,
                                                                      -----------------------------------------------------
                                                                              2007              2006                 2005
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                            $ (104,373,921)   $ (55,817,767)          $ (37,635)
  Adjustment to reconcile net loss to net cash provided by
     operating activities
     Depletion, depreciation, amortization and impairment expense         106,782,341       61,816,513           4,829,403
     Accretion of asset retirement obligation                                  88,426           69,184              14,036
     Stock-based compensation                                               3,085,121        4,151,509             744,235
    Unrealized derivative loss                                                343,759                -                   -
    Amortization of deferred rent expense                                    (12,400)          (5,734)              48,727
    Landlord incentive payment                                                      -                -              30,000
     Amortization of deferred financing costs                                 518,233          503,216             458,167
     Changes in operating assets and liabilities:
      Accounts receivable                                                   (475,097)      (4,129,844)         (3,862,148)
      Inventory                                                               137,173        (114,516)           (173,068)
         Prepaid expenses                                                     177,960            1,064           (186,999)
         Accounts payable                                                   2,825,300        2,376,327         (3,109,102)
         Revenue payable                                                    (201,159)           20,286           1,323,376
         Advances from joint interest owners                                2,762,858          479,296           1,584,081
         Accrued interest                                                         (8)                4             148,959
         Accrued expenses                                                    (12,000)           12,713             323,000
                                                                           ----------        ---------         -----------
                  Net cash provided by operating activities                11,646,586        9,362,251           2,135,032
                                                                           ----------        ---------      --------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Cash paid for acquisitions, development and exploration                (63,508,879)     (79,557,785)        (55,181,914)
  Brek acquisition transaction costs net of cash received                   (356,803)                -                   -
  Cash paid for furniture, fixtures and other                                (43,782)         (67,994)           (106,790)
  Proceeds from property sales                                              3,475,153                -             828,102
  Proceeds from the sale of short-term investments                          6,000,000        9,000,000          12,000,000
  Cash designated as restricted                                                     -          (9,980)         (6,816,967)
  Cash undesignated as restricted                                           3,575,000       10,139,000           3,426,042
                                                                         ------------     ------------        ------------
                 Net cash used in investing activities                   (50,859,311)     (60,496,759)        (45,851,527)
                                                                         ------------     ------------        ------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from sale of common stock                                       19,300,000                -          79,693,764
  Borrowings under line of credit                                          18,000,000                -                   -
  Repayment of borrowings                                                 (9,000,000)                -                   -
  Cash paid for debt issuance costs                                         (120,729)        (240,262)           (275,378)
  Exercise of options to purchase common stock                                      -        1,591,674           1,275,743
  Preferred dividends                                                               -          (1,393)            (33,347)
                                                                           ----------        ---------          ----------
                Net cash provided by financing activities                  28,179,271        1,350,019          80,660,782
                                                                           ----------        ---------          ----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                     (11,033,454)     (49,784,489)          36,944,287

CASH AND CASH EQUIVALENTS:

    BEGINNING OF PERIOD                                                    12,876,879       62,661,368          25,717,081
                                                                           ----------       ----------          ----------
    END OF PERIOD                                                          $1,843,425      $12,876,879         $62,661,368
                                                                           ==========      ===========         ===========


             The notes accompanying the financial statements are an
                  integral part of the consolidated financial
                statements and can be found in Gasco's filing on
                         Form 10-K dated March 4, 2008.


                               GASCO ENERGY, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                                      Three Months Ended December 31,
                                                  2007                               2006
PRODUCTION INFORMATION
   Gas production                               1,043,232 mcf                      1,064,567 mcf
   Gas price                                    $4.00 per mcf                      $4.96 per mcf

   Oil production                                  11,370 bbl                          6,892 bbl
   Oil price                                   $71.49 per bbl                     $46.55 per bbl

   Equivalent production (mcfe)                     1,111,452                          1,105,919

REVENUES
   Gas                                             $4,168,259                         $5,278,067
   Oil                                                812,891                            320,817
   Unrealized derivative loss                       (343,759)                                  -
   Gathering                                          604,611                            577,304
   Rental income                                      330,657                                  -
   Interest income                                     37,297                            396,179
                                                    ---------                            -------
          Total                                     5,609,956                          6,572,367
                                                    ---------                          ---------

OPERATING EXPENSES
   Lease operating                                  1,509,887                          1,367,590
   Gathering operations                             1,106,453                            893,323
   Depletion, depreciation and amortization         1,994,844                          2,909,296
   General and administrative                       2,616,756                          2,373,956
   Interest expense                                 1,138,396                            845,970
                                                    ---------                          ---------
           Total                                    8,366,336                          8,390,135
                                                    ---------                          ---------

NET LOSS                                          (2,756,380)                        (1,817,768)

NET LOSS ATTRIBUTABLE TO
   COMMON SHAREHOLDERS                           $(2,756,380)                       $(1,817,768)
                                                 ============                       ============

NET LOSS PER COMMON SHARE                         $    (0.03)                        $    (0.02)
                                                  ===========                        ===========

WEIGHTED AVERAGE COMMON
   SHARES OUTSTANDING                              97,956,247                         85,669,255
                                                   ==========                         ==========




Reconciliation of Net Loss Before Impairment Charge(1) from Net Income (Unaudited)

                                                                For the Year Ended December 31,
                                                           2007                 2006               2005

Net loss                                                $(104,373,921)         $(55,819,160)       $(70,982)
Adjustments to reconcile net loss
  before impairment charge
Impairment                                                  97,090,000            51,000,000              -
                                                            ----------            ----------        ---------
Net loss before impairment charge (1)                     $(7,283,921)          $(4,819,160)         (70,982)

Net loss before impairment charge per
  share - basic and diluted                                    $(0.08)               $(0.06)         $(0.00)
                                                               =======               =======         =======

Weighted average common shares
  outstanding - basic and diluted                           93,504,982            85,383,306      72,152,977
                                                            ==========            ==========      ==========

(1) Net loss before impairment charge is calculated as net loss plus impairment.




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